Exhibit 5.1
Johnson and Colmar
300 South Wacker Drive
Suite 1000
Chicago, Illinois 60606
Telephone: (312) 922-1980
Telecopier: (312) 922-9283
October 8, 2007
Board of Directors
Stericycle, Inc.
28161 North Keith Drive
Lake Forest, Illinois 60045
Re:      Registration Statement on Form S-4
Gentlemen:
     We have acted as counsel to Stericycle, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (the “Registration Statement”) for the registration (Registration No. 333-144613) of $40,742,903 4.5% Promissory Notes due 2014 (the “4.5% Notes”) and $40,742,903 3.5% Promissory Notes (Letter of Credit Supported) due 2014 (the “3.5% Notes”), which will be issued to the shareholders and option holders of MedSolutions, Inc. (“MedSolutions”), upon the closing of the merger of the Company’s subsidiary, TMW Acquisition Corporation, with and into MedSolutions (the “Merger”) as described in the Registration Statement. The 4.5% Notes will be issued under an Indenture dated as of July 12, 2007 between the Company and LaSalle Bank National Association as trustee (the “4.5% Indenture”), and the 3.5% Notes will be issued under an Indenture dated as of July 12, 2007 between the Company and LaSalle Bank National Association as trustee (the “3.5% Indenture”).
     As such counsel, we have examined the Registration Statement (including the proxy statement/prospectus which is part of the Registration Statement), as the Registration Statement (and proxy statement/prospectus) have been amended to date, the 4.5% Indenture and 3.5% Indenture, the Company’s certificate of incorporation and by-laws, each as amended to date, minutes of meetings and records of proceedings of the Company’s Board of Directors and stockholders (including, but not limited to, the consent of directors dated as of June 14, 2007), and such other matters of fact and questions of law as we have considered necessary to form the basis of our opinion. In the course of this examination, we have assumed the genuineness of all signatures, the authenticity of all documents and certificates submitted to us as originals by representatives of the Company, public officials and third parties, and the conformity to and authenticity of the originals of all documents and certificates submitted to us as photocopies or pdfs.

     On the basis of our examination, we are of the opinion that the Company has duly authorized the issuance of the 4.5% Notes and the 3.5% Notes pursuant to the terms of the Merger and that, when the 4.5% Notes and 3.5% Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Merger and the 4.5% Indenture (in the case of the 4.5% Notes) and the 3.5% Indenture (in the case of the 3.5% Notes), the 4.5% Notes and 3.5% Notes will be legally issued and will constitute valid and binding obligations of the Company entitled to the benefits of the 4.5% Indenture (in the case of the 4.5% Notes) and the 3.5% Indenture (in the case of the 3.5% Notes) and enforceable against the Company in accordance with their respective terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.
     In rendering this opinion, we do not express any opinion as to laws of any jurisdiction other than the Delaware General Corporation Law, the laws of the State of Illinois and the federal laws of the United States of America.
     We consent to the filing of our opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the proxy statement/prospectus which is part of the Registration Statement.
Very truly yours,
/s/ Johnson and Colmar
Johnson and Colmar